Exhibit 10.31

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

PFIZER INC.

235 East 42nd Street

New York, New York 10017

December 7, 2012

Verastem, Inc.

215 First Street, Suite 440

Cambridge, MA 02142

Ladies and Gentlemen:

Reference is made to the license agreement dated as of July 11, 2012 (the “License Agreement”) between Verastem, Inc. (“Verastem”) and Pfizer Inc. (“Pfizer”).  Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement.  Verastem and Pfizer desire to amend the License Agreement to include the manufacture and supply by Pfizer of certain quantities of active pharmaceutical ingredient of PF-04554878 as set forth herein, and this letter agreement sets forth the agreement of Verastem and Pfizer with respect to such amendment.

Each of Verastem and Pfizer agrees as follows:

1.              Section 4.4 of the License Agreement hereby is amended by inserting the following paragraph at the end of such Section:

4.4.3.                  Additional API Manufacturing.  Pfizer shall manufacture and supply to LICENSEE approximately [**] kg of the active pharmaceutical ingredient of PF-04554878 (the “API”).  Upon delivery of such API, LICENSEE shall pay to Pfizer $[**]. Pfizer shall use its commercially reasonable efforts to ship such API by April 30, 2013.  Pfizer shall be responsible for procuring PF-00844048-14 of a sufficient quantity to manufacture such API and shall also procure additional PF-00844048-14 of a sufficient quantity to permit the manufacture of up to an additional [**] kg of APT (the “Additional API”) on or prior to December 31, 2013, provided, however, that Pfizer shall not be under any obligations to manufacture and supply to LICENSEE, and LICENSEE shall be under no obligation to purchase the Additional API unless Pfizer and LICENSEE enter into a written agreement providing for such manufacture and supply, and in no event shall LICENSEE have any right, title or interest in any raw materials except to the extent they are used in the manufacture of API or Additional API purchased by LICENSEE.

2.              Section 2.1 of Schedule B of the License Agreement hereby is amended by deleting such section and replacing it with the following:

2.1.                            Pharmaceutical Sciences/Manufacturing.  PFIZER shall package and ship those amounts of Compound in PFIZER’s inventory to the extent set forth on Schedule C to a storage facility of LICENSEE’s choosing; such transfer will take place within [**] Business Days following PFIZER’s receipt from LICENSEE of its written nomination of a storage facility. Notwithstanding anything to the contrary herein, LICENSEE must identify this facility no later than [**] months after the Effective Date.  LICENSEE shall bear all costs and expenses incurred by PFIZER after the Effective Date related to packaging and shipping of the Compound pursuant to this Section of this Schedule.  Notwithstanding anything to the contrary in the License Agreement (including in this Schedule B), Pfizer shall use commercially reasonable efforts to transfer the [**] kg of API, PF-04554878 listed in Schedule C to LICENSEE by April 30, 2013.

As modified by this letter agreement, the parties confirm that the License Agreement is in full force and effect except as noted herein.

Please indicate your acknowledgement of and agreement with the foregoing by having each counterpart of this letter agreement executed on behalf of Verastem.

Very truly yours,

PFIZER INC.

By:	/s/ John A. DeYoung
Name:	John A. DeYoung
Title:	Vice President

ACKNOWLEDGED AND AGREED:

VERASTEM, INC.

By:	/s/ Daniel Paterson
Name:	Daniel Paterson
Title:	V.P. Corporate Development